GrowGeneration Reports Second Quarter 2022 Financial Results

DENVER, August 4, 2022 /PRNewswire/ -- GrowGeneration Corp. (NASDAQ: GRWG) (“GrowGen” or the “Company”), the largest chain of specialty hydroponic and organic garden centers with 62 locations across 14 states, today reported financial results for the second quarter ended June 30, 2022.

Second Quarter 2022 Highlights Compared to Prior-Year Period
•Net sales declined 44% to $71.1 million driven by softer industry demand
•Comparable store sales for the quarter decreased 56.9%
•Net loss of $136.4 million inclusive of $127.8 million impairment expense for goodwill and other intangibles compared to net income of $6.7 million last year
•Loss per share of $2.24 in the quarter
•Adjusted EBITDA loss of $2.9 million
•Revenue guidance for 2022 updated to be between $250 to $275 million, down from a range of $340 million to $400 million previously
•Adjusted EBITDA guidance expected to be a loss of $12 to $15 million, down from previous expectations of $0 million to $10 million profit

Darren Lampert, GrowGeneration’s Co-Founder and Chief Executive Officer stated, “The GrowGen team faced significant industry headwinds in the second quarter resulting in disappointing results for the quarter. The first half of last year was exceptionally strong with second quarter same-store sales up approximately 60% compared to the same period in 2020. In the second quarter of 2022 sales declined 43.5% and we had a $127.8 million impairment of goodwill and intangibles. However, we generated $3.8 million of positive cash flow from operations as we managed inventory levels during the quarter ended June 30, 2022. In addition, we are on track to reduce our annualized cost base by $13 million compared to year-end 2021 levels.”

Lampert continued, “We expect the revenue and gross profit headwinds in the first half will continue in the second half, with the remainder of 2022 revenue declining compared to the first half as we are facing more pressure than we initially planned. While the industry is experiencing a prolonged period of softer demand, we remain confident in the longer-term opportunity that exists within hydroponics and indoor controlled environment agriculture. GrowGen remains on solid financial footing with a strong balance sheet and operational capabilities. We firmly believe we are well positioned to emerge stronger when the market eventually turns. In the meantime, we are taking an active approach to managing the business in a way that preserves cash through working capital optimization and we are more aggressively right-sizing our cost structure.”

Second Quarter 2022 Consolidated Results

Revenues declined $54.8 million, or 43.5%, to $71.1 million, for the quarter ended June 30, 2022, compared to $125.9 million for the quarter ended June 30, 2021. The decrease in net revenue was attributed to a decline in same-store sales of 56.9% at 58 retail locations and the Company’s e-commerce operations open in the first quarter of 2022 compared to the same period last year, offset partially by the addition of 5 new stores and the contribution from acquisitions. Overall retail sales was $55.4 million in the second quarter, compared to $108.9 million for the same period last year.

E-commerce revenue was $3.7 million in the second quarter, compared to $12.0 million for the same period last year. The decline stems from closure of the company’s commercial focused Agron.io platform.

Revenue from non-retail operations, including distributed brands and MMI, was $12.0 million in the second quarter of 2022, compared to $5.0 million in the same quarter last year.

Gross profit was $20.2 million for the second quarter of 2022, compared to $35.7 million for the second quarter of 2021. Gross profit margin was 28.5%, flat to the same quarter last year.

Store and other operating expenses in the second quarter of 2022 were $13.8 million, compared to $12.6 million in the prior year. The increase was primarily associated with the increase in store locations over the same period in the prior year offset partially by cost reductions.

Selling, general, and administrative expenses in the second quarter of 2022 were $10.6 million, flat to prior year. The increase was primarily attributable to the addition of non-retail operations through acquisition partially offset by cost reductions.

GAAP pre-tax net loss was $136.7 million for the second quarter of 2022, or a loss of $2.24 per diluted share, compared to pre-tax net income of $9.6 million in the second quarter of 2021, or earnings of $0.11 per diluted share. The decrease in net income was primarily due to a $127.8 million non-cash impairment expense for goodwill and intangible assets acquired in historical business combinations. Impairment and income tax expense represents a preliminary amount and remain subject to change following the completion of normal quarter-end accounting procedures.

Non-GAAP earnings before interest, taxes, depreciation, amortization, and share-based compensation (Adjusted EBITDA) was a loss of $2.9 million in the second quarter of 2022, compared to a profit of $14.5 million in the same period last year.

Cash and short-term marketable securities as of June 30, 2022, were $65.6 million. Inventory as of June 30, 2022, was $99.1 million and prepaid inventory and other current assets were $9.2 million.

Total current liabilities, including accounts payable and accrued payroll and other liabilities, decreased from $47.1 million at December 31, 2021 to $39.5 million at June 30, 2022.

Expansion Efforts

The Company’s supply chain spans approximately 958,000 square feet of retail and warehouse space, across existing locations and signed leases in new locations, spanning 14 states. In July 2022, the Company opened its first location in Mississippi. The Company has closed two under-performing locations in July and expects to close 3 to 5 additional locations before year-end 2022. The company expects to add 3 to 4 additional new stores before the end of 2022, primarily in states where the company does not currently operate.

Fiscal Year 2022 Financial Outlook

•Revenue guidance for 2022 updated to be between $250 to $275 million, down from a range of $340 million to $400 million previously
•Adjusted EBITDA loss guidance expected to be $12 million to $15 million, down from previous expectations of $0 million to $10 million profit

Conference Call

The Company will host a conference call today, August 4, 2022, at 5:00PM Eastern Time. To participate in the call, please dial (800) 289-0438 (domestic) or (647) 484-0478 (international). The conference code is 219309. This call is being webcast and can be accessed on the Investor Relations section of GrowGen's website at: https://ir.growgeneration.com/news-events/ir-calendar.

A replay of the webcast will be available approximately two hours after the conclusion of the call and remain available for approximately 90 calendar days.
About GrowGeneration Corp:

GrowGen owns and operates specialty retail hydroponic and organic gardening centers. Currently, GrowGen has 62 stores, which include 23 locations in California, 7 locations in Colorado, 7 locations in Michigan, 5 locations in Maine, 6 locations in Oklahoma, 3 locations in Washington, 4 locations in Oregon, 1 location in Arizona, 1 location in Rhode Island,1 location in Florida, 1 location in Nevada, 1 location in Mississippi, 1 location in New Mexico, and 1 location in Massachusetts. GrowGen also operates an online superstore for cultivators at growgeneration.com. GrowGen carries and sells thousands of products, including organic nutrients and soils, advanced lighting technology and state of the art hydroponic equipment to be used indoors and outdoors by commercial and home growers.

Forward Looking Statements:

This press release may include predictions, estimates or other information that might be considered forward-looking within the meaning of applicable securities laws. While these forward-looking statements represent current judgments, they are subject to risks and uncertainties that could cause actual results to differ materially. You are cautioned not to place undue reliance on these forward-looking statements, which reflect opinions only as of the date of this release. Please keep in mind that the company does not have an obligation to revise or publicly release the results of any revision to these forward-looking statements in light of new information or future events. When used herein, words such as “look forward,” “expect,” “believe,” “continue,” “building,” or variations of such words and similar expressions are intended to identify forward-looking statements. Factors that could cause actual results to differ materially from those contemplated in any forward-looking statements made by us herein are often discussed in filings made with the United States Securities and Exchange Commission, available at: www.sec.gov, and on the company’s website, at: www.growgeneration.com.

Contacts:

Clay Crumbliss, CFA
Managing Director
ICR, Inc.
GrowGenIR@icrinc.com

GROWGENERATION CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(in thousands, except shares and per share amounts)

	June 30, 2022	December 31, 2021
ASSETS
Current assets:
Cash and cash equivalents	$55,594	$41,372
Marketable securities	10,000	39,793
Accounts receivable, net of allowance for doubtful accounts of $0.9 million and $0.6 million at June 30, 2022 and December 31, 2021	8,313	5,741
Notes receivable, current, net of allowance for doubtful accounts of $1.3 million and $0.5 million at June 30, 2022 and December 31, 2021	1,372	2,440
Inventory	99,086	105,571
Prepaid income taxes	5,872	5,856
Prepaids and other current assets	9,209	16,116
Total current assets	189,446	216,889

Property and equipment, net	29,338	24,116
Operating leases right-of-use assets	47,367	43,730
Intangible assets, net	34,798	48,402
Goodwill	15,843	125,401
Other assets	875	800
TOTAL ASSETS	$317,667	$459,338

LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$17,373	$17,033
Accrued liabilities	1,268	2,044
Payroll and payroll tax liabilities	4,374	7,440
Customer deposits	6,294	11,686
Sales tax payable	1,739	1,923
Current maturities of lease liability	8,312	6,858
Current portion of long-term debt	96	92
Total current liabilities	39,456	47,076
Commitments and contingencies
Deferred tax liability	440	2,359
Operating lease liability, net of current maturities	41,028	38,546
Long-term debt, net of current portion	17	66
Total liabilities	80,941	88,047

Stockholders’ equity:
Common stock; $0.001 par value; 100,000,000 shares authorized, 60,782,525 and 59,928,564 shares issued and outstanding as of June 30, 2022 and December 31, 2021	61	60
Additional paid-in capital	368,077	361,087
Retained earnings	(131,412)	10,144
Total stockholders’ equity	236,726	371,291
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$317,667	$459,338

GROWGENERATION CORP.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(Unaudited)

	Three Months Ended June 30,		For the Six Months Ended June 30,
	2022	2021	2022	2021

Net sales	$71,093	$125,885	$152,860	$215,907
Cost of sales	$50,866	$90,172	110,493	154,817
Gross profit	20,227	35,713	42,367	61,090

Operating expenses:
Store operations and other operational expenses	13,767	12,624	28,299	20,806
Selling, general, and administrative	10,647	10,563	20,970	17,968
Depreciation and amortization	4,783	2,917	9,289	4,971
Impairment loss	127,831	—	127,831	—
Total operating expenses	157,028	26,104	186,389	43,745

Income from operations	(136,801)	9,609	(144,022)	17,345

Other income (expense):
Other expense	104	(8)	513	(46)
Interest income	45	36	47	40
Interest expense	(10)	(4)	(13)	(6)
Total non-operating income (expense), net	139	24	547	(12)

Net income (loss) before taxes	(136,662)	9,633	(143,475)	17,333

Provision (loss) for income taxes	283	(2,920)	1,919	(4,473)

Net income (loss)	$(136,379)	$6,713	$(141,556)	$12,860

Net income (loss) per share, basic	$(2.24)	$0.11	$(2.33)	$0.22
Net income (loss) per share, diluted	$(2.24)	$0.11	$(2.33)	$0.22

Weighted average shares outstanding, basic	60,756	59,061	60,742	58,588
Weighted average shares outstanding, diluted	60,756	60,223	60,742	59,794

Use of Non-GAAP Financial Information

The Company believes that the presentation of results excluding certain items in “Adjusted EBITDA,” such as non-cash equity compensation charges, provides meaningful supplemental information to both management and investors, facilitating the evaluation of performance across reporting periods. The Company uses these non-GAAP measures for internal planning and reporting purposes. These non-GAAP measures are not in accordance with, or an alternative for, generally accepted accounting principles and may be different from non-GAAP measures used by other companies. The presentation of this additional information is not meant to be considered in isolation or as a substitute for net income or net income per share prepared in accordance with generally accepted accounting principles.

Set forth below is a reconciliation of Adjusted EBITDA to net income (loss):

	Three Months Ended June 30,
	2022	2021
	(000)	(000)
Net income	$(136,379)	$6,713
Income taxes	(283)	2,920
Interest	10	4
Depreciation and amortization	4,783	2,917
EBITDA	$(131,869)	12,554
Impairment loss	127,831	—
Share based compensation (option compensation, warrant compensation, stock issued for services)	1,106	1,914
Adjusted EBITDA	$(2,932)	$14,468

Adjusted EBITDA per share, basic	$(0.05)	$0.24
Adjusted EBITDA per share, diluted	$(0.05)	$0.24

	For the Six Months Ended June 30,
	2022	2021
	(000)	(000)
Net income	$(141,556)	$12,860
Income taxes	(1,919)	4,473
Interest expense	13	6
Depreciation and amortization	9,289	4,971
EBITDA	(134,173)	22,310
Impairment loss	127,831	—
Share based compensation (option compensation, warrant compensation, stock issued for services)	2,689	3,241
Adjusted EBITDA	$(3,653)	$25,551

Adjusted EBITDA per share, basic	$(0.06)	$0.44
Adjusted EBITDA per share, diluted	$(0.06)	$0.43